CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of Ridgeworth Capital Innovations Global Resources and Infrastructure Fund, a series of the Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 14, 2017